EXHIBIT 99.1

Contacts:
Investors:	Media:
Risa Fisher	Jennifer Newman
rfisher@webmd.net	jnewman@webmd.net
212-624-3817	212-624-3912
WebMD Announces Second Quarter Financial Results
Revenue Increases 38%, Adjusted EBITDA Increases 190%
Net Loss of $1.2 Million, Which Includes $5.8 Million of SFAS 123R Stock-Based Compensation
Expense, Compares to Net loss of $1.6 million Last Year
New York, NY (August 3, 2006) — WebMD Health Corp. (NASDAQ: WBMD) today announced financial results for the three months ended June 30, 2006.
“I am very pleased with our results for the second quarter and with the momentum that is building in each of our key business segments,” said Wayne Gattinella, President and Chief Executive Officer of WebMD. “We have made demonstrable progress this quarter to solidify our leadership position as the most recognized and trusted brand of health information for consumers, physicians, employers and health plans.”
Financial Summary
Revenue for the second quarter was $56.6 million compared to $41.0 million in the prior year period, an increase of 38%. Earnings before interest, taxes, depreciation, amortization, and other non-cash items (“Adjusted EBITDA”) for the second quarter increased 190% to $9.6 million or $0.17 per share compared to $3.3 million or $0.07 per share in the prior year period. The net loss of $1.2 million or $0.02 per share for the second quarter includes $5.8 million of stock compensation expense due to the January 1, 2006 adoption of SFAS 123R. Without this, net income would have been $4.6 million or $0.08 per share compared to last year’s net loss of $1.6 million or $0.03 per share.
As of June 30, 2006, WebMD had approximately $104 million of cash and investments.
Operating Highlights
Online Services segment revenue was $49.6 million for the second quarter compared to $36.9 million in the prior year period, an increase of 34%. Advertising and sponsorship revenue increased 36% to $36.2 million. Private portal licensing revenue increased 49% to $12.3 million. Online Services segment Adjusted EBITDA increased 127% to $9.0 million compared to $4.0 million in the prior year.
The WebMD Health Network continued to expand with the average number of unique users reaching 30.5 million per month and total traffic of 714 million page views during the second quarter, increases of approximately 24% and 22%, respectively, from a year ago. During the second quarter a record total of 490,000 continuing medical education (CME) programs were completed on the network, an increase of 70% over the prior year period.

Publishing and Other Services segment revenue was $7.0 million for the second quarter compared to $4.1 million in the prior year period, an increase of 72%. Publishing and Other Services segment Adjusted EBITDA was $593,000 compared to a loss of $668,000 in the prior year period.
New Acquisitions Expand Breadth of WebMD Service Offerings
In June, the Company completed the acquisition of Summex Corporation, a leading provider of comprehensive health and wellness programs, including telephonic health coaching. The Summex programs will complement WebMD’s online Health and Benefits platform as the Company begins to market these services to both new and existing customers.
In addition, WebMD recently announced a definitive agreement to acquire certain assets of Medsite, the leader in direct-to-physician eDetailing services. The acquisition will enable WebMD to provide an expanded set of online solutions to its biopharma customers that will help to increase the sales efficiencies of their own direct detailing efforts. The acquisition is expected to close during the third quarter.
WebMD Extends its Lead in Private Health Portals Market
WebMD continued to expand its base of private Health and Benefits portals to large employers and health plans. During the quarter, the Company implemented new health platforms for organizations including Verizon, St. Joseph’s Hospital Sonoma County and Honda of America. In addition, WebMD is implementing new services for several existing accounts including WellPoint, IBM, CIGNA, Microsoft, Dell, and PepsiCo.
WebMD is rapidly becoming the market leader in providing a fully deployed personal health record (PHR) that integrates a person’s health history with their medical, pharmaceutical and laboratory claims history. The PHR is a core component of the WebMD Health and Benefits portal offering. The Centers for Medicare and Medicaid Services (CMS) recently awarded a six-month contract to WebMD and ViPS, a subsidiary of WebMD’s parent company, Emdeon Corporation, to conduct a PHR feasibility test with its Medicare beneficiaries.
Financial Guidance
A schedule outlining the Company’s updated financial guidance is attached to this press release.
Analyst and Investor Conference Call
As previously announced, WebMD will hold a conference call with investors and analysts to discuss these results at 4:45 pm (eastern) on August 3, 2006. The call can be accessed at www.wbmd.com (in the Investor Relations section). A replay of the audio webcast will be available at the same web address.
About WebMD
WebMD Health Corp. (NASDAQ: WBMD) is a leading provider of health information services to consumers, physicians, healthcare professionals, employers and health plans through our public and private online portals and health-focused publications. WebMD Health Corp. is a subsidiary of Emdeon Corporation (NASDAQ: HLTH).
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All statements contained in this press release, other than statements of historical fact, are forward-looking statements, including those regarding: guidance on our future financial results and other projections or measures of our future performance; and the amount and timing of the benefits expected from acquisitions, from new products or services and from other potential sources of additional revenue. These statements speak only as of the date of this press release and are based on our current plans and expectations, and they involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: market acceptance of our products and services; relationships with customers and strategic partners; difficulties in integrating acquired businesses; and changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet and information technology industries. Further information about these matters can be found in our Securities and Exchange Commission filings. We expressly disclaim any intent or obligation to update these forward-looking statements.
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This press release, and the accompanying tables, include both financial measures in accordance with accounting principles generally accepted in the United States of America, or GAAP, as well as non-GAAP financial measures. The tables attached to this press release include reconciliations of non-GAAP financial measures to GAAP financial measures. In addition, an “Explanation of Non-GAAP Financial Measures” is attached to this press release as Annex A.
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WebMD®, WebMD Health®, Medscape®, eMedicine® and Summex®, are trademarks of WebMD Health Corp. or its subsidiaries.